Exhibit 10.28

National Financial Partners Corp.

2012 Change in Control Severance Plan

Article 1. Establishment and Purpose

1.1 Establishment of the Plan. National Financial Partners Corp. hereby establishes this Change in Control severance plan to be known as the “National Financial Partners Corp. 2012 Change in Control Severance Plan.”

1.2 Purpose of the Plan. The Board of Directors of NFP has determined that it is in the best interests of the Company and its stockholders to secure the continued services, dedication and objectivity of certain key employees of the Company in the event of any threat or occurrence of a Change in Control of NFP, without concern as to whether such employees might be hindered or distracted by personal uncertainties and risks created by any such actual or threatened Change in Control.

Article 2. Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below:

(a) “AAA” means the American Arbitration Association.

(b) “Average Annual Bonus” means the average annual bonus earned by a Participant with respect to the three fiscal years that were completed prior to the Termination Date; provided that (1) if a Participant was employed for at least a full fiscal year and less than three full fiscal years prior to the fiscal year in which the Termination Date occurs, the Average Annual Bonus will be calculated based on the average annual bonus earned by such Participant during the number of full fiscal years preceding the fiscal year the Termination Date occurs that he or she was employed and (2) if a Participant was employed for less than one full fiscal year prior to the Termination Date and no annual bonus was earned with respect to such fiscal year, the annual bonus to be paid to such Participant will be calculated based on the lesser of the Participant’s target or guaranteed annual bonus for the fiscal year in which the Termination Date occurs; provided that if no such target or guaranteed annual bonus is set for such Participant, the Average Annual Bonus will be determined by reference to the bonuses earned by an employee or employees in comparable positions or performing similar functions and duties during the three fiscal years that were completed prior to the Termination Date.

(c) “Arbitration Rules” means the Commercial Arbitration Rules of the AAA.

(d) “Accounting Firm” has the meaning assigned in Article 7.1(a).

(e) “Accrued Obligations” has the meaning assigned in Article 6.1(a).

(f) “Base Salary” means a Participant’s annual rate of salary or wages, including any amounts of salary or wages deferred at the election of the Participant, as in effect immediately prior to the Change in Control or, if higher, during the Protected Period.

(g) “Beneficiary” means the persons or entities entitled to benefits hereunder upon a Participant’s death, to the extent provided in Article 15.2(b), as determined in accordance with the procedures in 15.2(a).

(h) “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act and any successor to Rule 13d-3 (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty (60) day period referred to in Rule 13d-3).

(i) “Benefit Continuation Period” means the period specified in a Participant’s Participation Schedule during which the Benefit Plans are continued and payments equivalent to COBRA premiums are paid pursuant to Article 6.1(c) hereof.

(j) “Benefit Plans” means life insurance plans, programs, or arrangements offered by NFP in which the Participant was participating in immediately prior to the Termination Date or, if more favorable to the Participant, immediately prior to the Change in Control.

(k) “Board” means the Board of Directors of NFP or its successor.

(l) “Cause”, when used with reference to a termination of a Participant’s employment by the Company under the Plan, means the occurrence of any of the following events, provided, however, that a Participant’s employment may not be terminated for Cause unless (1) the Company provides the Participant with written notice in accordance with Article 15.8 which shall (A) state in detail the particular act(s) or failure(s) to act that constitute the grounds on which the proposed termination for Cause is based and (B) be given within ninety (90) days of a member of the Committee’s learning of such act(s) or failure(s) to act; and (2) the Participant is given a reasonable opportunity to be heard by the Committee and to cure, to the extent capable of cure, the grounds stated in such notice; but the Company may suspend the Participant during the proceedings; provided, that if, following any such hearing or waiver of such hearing by the Participant, the Participant is furnished with a subsequent written notice by the Committee confirming that, in its judgment, grounds for termination for Cause on the basis of the original notice exist (the “Final Cause Notice”), the Participant shall thereupon be terminated for Cause, subject to de novo review, at the Participant’s election, through arbitration in accordance with Article 12 hereof:

(i) the failure of the Participant to substantially fulfill his or her obligations with respect to his or her employment or service;

(ii) the Participant’s conviction of or entering into a plea of guilty or nolo contendere to, a felony, or conduct by the Participant that constitutes gross negligence or gross misconduct in carrying out his or her duties with respect to his or her employment or service;

(iii) violation by the Participant of any noncompetition, nondisparagement, nonsolicitation or confidentiality provision contained in any agreement between the Participant and the Company, including without limitation the Restrictive Covenants contained herein;

(iv) any material act by the Participant involving dishonesty or disloyalty or any act by the Participant involving moral turpitude which adversely affects the business of the Company; or

(v) the breach by the Participant of any material provision of the Company’s code of ethics or policies with regard to trading in securities of the Company or any other policies or regulations of the Company governing the conduct of its employees or contractors.

(m) a “Change in Control” shall be deemed to have occurred if:

(i) any Person, other than NFP or any employee benefit plan sponsored by NFP, becomes a Beneficial Owner, of 30% or more of the outstanding shares of common stock of NFP;

(ii) the dissolution, or sale to any Person, of all or substantially all of the assets of NFP is consummated, except in the event of a sale of assets to a Person in which more than 50% of Voting Securities of such Person is owned by shareholders of NFP in substantially the same proportion as their ownership of Voting Securities of NFP immediately prior to the sale;

(iii) a merger or consolidation is consummated after which (1) the shareholders of NFP immediately prior to the combination do not hold, directly or indirectly, Voting Securities of the entity or entities, if any, that succeed to the business of NFP having more than 50% of the Voting Power of the combined company in substantially the same proportions as they beneficially owned the Voting Securities of NFP (there being excluded from the Voting Securities held by such shareholders, but not from the Voting Securities of the combined company, any Voting Securities received by affiliates of such other company in exchange for Voting Securities of such other company) or (2) individuals who were Incumbent Members of the Board immediately before such combination do not hold a majority of the seats on the board of directors of the combined company; or

(iv) during any period of twelve consecutive months, Incumbent Members cease for any reason to constitute at least a majority of the Board.

Notwithstanding the foregoing, the occurrence of one or more of the events set forth in this Article 2(m) will not be deemed to constitute a Change in Control for any purpose under the Plan unless such event or events also constitute a change in the ownership or effective control of NFP or in the ownership of a substantial portion of the assets of NFP, within the meaning of Section 409A of the Code.

(n) “COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and ERISA Sections 601 through 608.

(o) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(p) “Committee” means the Compensation Committee of the Board.

(q) “Company” means NFP, and all of its consolidated subsidiaries as determined in accordance with U.S. Generally Accepted Accounting Principles, and any successor or successors thereto.

(r) “Competitive Business” means the distribution of insurance, insurance-based products, annuities, estate planning services and/or employee benefit prototype arrangements with associated investment services.

(s) “Confidential Information” means any and all information about the Company, including without limitation information relating to the trade secrets of the Company, disclosed to the applicable Participant or known by such Participant as a consequence of or through his or her relationship with the Company, if such information is not publicly available or generally available in the Company’s industry (other than through a breach by such Participant of Article 11(a)(i) hereof).

(t) “Disability” means (1) a physical or mental condition entitling the Company to terminate the Participant’s employment pursuant to an employment agreement between the Participant and the Company or (2) in the absence of such a provision for disability termination or in the absence of an employment agreement, a physical or mental incapacity of a Participant which entitles the Participant to benefits under the long term disability plan applicable to the Participant and maintained by the Company as in effect immediately prior to a Change in Control.

(u) “Effective Date” means the date the Plan is adopted.

(v) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(w) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(x) “Excise Tax” has the meaning assigned in Article 7.1(a).

(y) “Final Cause Notice” has the meaning assigned in Article 2(l).

(z) “Good Reason”, when used with reference to a termination of a Participant’s employment with the Company, means, without a Participant’s express written consent, the occurrence of any of the following events during the Protected Period, provided, however, that none of the following shall constitute Good Reason unless (1) the Participant provides written notice in accordance with Article 15.8 to the Company which shall (A) state in detail the particular act(s) or failure(s) to act that constitute the grounds on which the proposed termination for Good Reason is based and (B) be given within ninety (90) days of the Participant’s learning of such act(s) or failure(s) to act; (2) the Company fails to cure the grounds stated in such notice within thirty (30) days of its receipt of such notice; and (3) the Termination Date occurs no later than the earlier of sixty (60) days following the Company’s failure to cure pursuant to the immediately preceding clause, and two (2) years following the initial existence of one or more of the following events arising without the Participant’s express written consent:

(i) a material diminution in the Participant’s position, duties or responsibilities from those held, exercised and/or assigned to Participant;

(ii) a substantial reduction, in the aggregate, of the Participant’s average base salary paid, cash and equity incentive compensation awarded, and benefits provided to the Participant with respect to the three fiscal years (or such shorter period the Participant has been employed by the Company) that were completed prior to the Participant’s notice of termination to the Company, other than an across-the-board reduction which applies to other similarly situated Participants;

(iii) any requirement that the Participant’s services be rendered primarily at a location or locations more than fifty (50) miles from the Participant’s principal place of employment;

(iv) a material breach by the Company of (1) any effective written employment agreement with the Participant, or (2) the Plan, including, without limitation, the failure to obtain express written consent to assumption of the Plan from a successor as required by Article 10 hereof; and

(v) any other event which is expressly described in the Participant’s Participation Schedule as Good Reason.

Notwithstanding the foregoing, for purposes of clarification, the Company’s suspension of the Participant’s provision of services during the period in which the Company initiates proceedings to determine whether or not the employment of the Participant should be terminated for Cause pursuant to Article 2(l) shall not constitute Good Reason.

(aa) “Governing Documents” has the meaning assigned in Article 13.3.

(bb) “Incumbent Members” means the individuals who, as of the Effective Date, constitute the Board, provided, however, that any individual who becomes a member of the Board subsequent to the Effective Date whose election or nomination for election by the stockholders of NFP was endorsed by a vote of at least a majority of the then Incumbent Members (excluding any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board) shall be considered as though such individual were an Incumbent Member.

(cc) “Legal Fees” has the meaning assigned in Article 13.1.

(dd) “NFP” means National Financial Partners Corp., a corporation organized under the law of the State of Delaware, and any successor or successors thereto.

(ee) “Non-Qualifying Termination” means a termination of a Participant’s employment (1) by the Company for Cause, (2) by the Participant for any reason other than Good Reason, or (3) as a result of the Participant’s death or Disability.

(ff) “Original CIC Plan” has the meaning assigned in Article 4.

(gg) “Participant” means an employee of the Company who fulfills the eligibility and participation requirements as provided in Article 4 hereof.

(hh) “Participation Schedule” means the schedule evidencing the Participant’s participation in the Plan, attached hereto as Exhibit B.

(ii) “Payment” has the meaning assigned in Article 7.1(a).

(jj) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.

(kk) “Plan” means the National Financial Partners Corp. 2012 Change in Control Severance Plan.

(ll) “Protected Period” means the period beginning on the first date on which a Change in Control occurs and ending eighteen (18) months after that date. Anything in the Plan to the contrary notwithstanding, if a Participant’s employment with the Company is terminated by the Company other than for Cause or the terms and conditions of the Participant’s employment are adversely changed in a manner which would constitute grounds for a termination of employment by the Participant for Good Reason prior to the date on which a Change in Control occurs, and it is reasonably demonstrated that such termination of employment or adverse change (1) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control or (2) arose within six (6) months prior to the Change in Control or, if later, the date of the applicable Participant’s Participation Schedule, and in connection with or in anticipation of the Change in Control, then for all purposes of the Plan the “Protected Period” for such Participant shall begin on the date immediately prior to the date of such termination of employment or adverse change and end eighteen (18) months after the date of such Change in Control.

(mm) “Qualifying Termination” means a termination of a Participant’s employment during the Protected Period (1) by the Company Without Cause or (2) by the Participant for Good Reason, in each case in accordance with the procedures set forth in Article 5.

(nn) “Restrictive Covenants” means the covenants set forth in Article 11.

(oo) “Severance Factor” means the number specified in a Participant’s Participation Schedule used to determine the Severance Payment payable to a Participant pursuant to Article 6.1(a)(v) hereof.

(pp) “Severance Payment” has the meaning assigned in Article 6.1(a)(v).

(qq) “Term” means the period commencing on the Effective Date and continuing until the Committee shall terminate the Plan in accordance with Article 15.5.

(rr) “Termination Date” means the effective date of a Participant’s termination of employment with the Company as provided in Article 5.1.

(ss) “Voting Power” means the number of votes available to be cast (determined by reference to the maximum number of votes entitled to be cast by the holders of Voting Securities, or by the holders of any Voting Securities for which other Voting Securities may be convertible, exercisable or exchangeable, upon any matter submitted to stockholders where the holders of all Voting Securities vote together as a single class) by the holders of Voting Securities.

(tt) “Voting Securities” means any securities or other ownership interests of an entity entitled, or which may be entitled, to matters submitted to Persons holding such securities or other ownership interests in such entity generally (whether or not entitled to vote in the general election of directors), or securities or other ownership interests which are convertible into, or exercisable in exchange for, such Voting Securities, whether or not subject to the passage of time or any contingency.

(uu) “Without Cause”, when used in reference to a termination of a Participant’s employment with the Company, means any termination of the Participant’s employment by the Company which is not a termination of employment for Cause, Disability or death.

Article 3. Administration

The Plan shall be administered by the Committee. The Committee shall have full authority, consistent with the Plan, to administer the Plan, including, without limitation, authority to interpret and construe any provisions of the Plan.

Article 4. Participation

The Board or the Committee shall designate those key employees of the Company entitled to participate in the Plan; provided that an employee who is participating in the National Financial Partners Corp. Change in Control Severance Plan (the “Original CIC Plan”) on or after the Effective Date will not be eligible to participate in the Plan unless and until the Original CIC Plan and such employee’s participation thereunder terminates or expires without such employee receiving or becoming entitled to receive any payments or benefits thereunder. Each key employee designated to participate in the Plan shall receive a Participation Schedule in substantially the form attached hereto. Such Participation Schedule shall specify: (1) the Severance Factor; (2) the Benefit Continuation Period; and (3) the additional events, if any, that constitute termination of employment for Good Reason. Notwithstanding anything in the Plan to the contrary, as a condition to participation, a Participant must execute his or her Participation Schedule evidencing the Participant’s agreement to be bound by the provisions of Article 11 hereof.

Article 5. Termination of Employment

5.1 Termination of Employment of a Participant during the Protected Period.

(a) During the Protected Period, the employment of a Participant may be terminated hereunder by the Company due to the Participant’s Disability, on account of the Participant’s death, by the Company Without Cause or for Cause, or by the Participant with or without Good Reason. The termination of the Participant’s employment will become effective as of the date hereinafter specified.

(b) Termination of a Participant’s employment for Disability shall become effective thirty (30) days after a notice of intent to terminate the Participant’s employment, specifying Disability as the basis for such termination, is received by the Participant from the Committee. Termination of a Participant’s employment on account of his or her death shall become effective automatically as of the date of his or her death.

(c) The Company shall have the absolute right to terminate a Participant’s employment Without Cause at any time. Termination of a Participant’s employment Without Case shall become effective on the date specified by the Company.

(d) Termination of a Participant’s employment for Cause shall become effective on the date the Company issues the Final Cause Notice to such Participant in accordance with the procedures set forth in Article 2(l).

(e) If, subsequent to the Participant’s termination other than for Cause, it is determined by the Committee in good faith that, at the time of such termination, the Participant’s employment could have been terminated for Cause, the Participant’s employment shall be deemed to have been terminated for Cause retroactively to the Termination Date, and the Company may require the Participant to take such actions (including repayment of any amounts distributed under the Plan) as are necessary to place the Company in the position it would have been in had the Participant’s employment been terminated for Cause on the Termination Date.

(f) Termination of a Participant’s employment for Good Reason shall become effective thirty (30) days after the Participant’s notice of termination to the Company, provided that the Participant terminates his or her employment in accordance with the procedure specified in Article 2(z). Termination of a Participant’s employment without Good Reason shall become effective thirty (30) days after the Participant’s notice of termination to the Company.

5.2 Separation from Service. For purposes of any provision of the Plan providing for the payment of any amounts or benefits subject to 409A of the Code upon or following a termination of employment, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A of the Code.

Article 6. Payments Upon Termination of Employment in Certain Circumstances

6.1 Qualifying Termination. If, during the Protected Period, the employment of a Participant shall terminate by reason of a Qualifying Termination, then:

(a) Payment of Certain Amounts. NFP shall pay to the Participant:

(i) a lump sum cash payment equal to the sum of the Participant’s earned but unpaid Base Salary as in effect at the time of the Termination Date (without regard to any reduction constituting Good Reason and excluding any amounts the Participant elected to defer) and accrued vacation (the “Accrued Obligations”), within thirty (30) days following the Termination Date or sooner if required by applicable law;

(ii) any deferred compensation amounts (including, without limitation, any amounts of base salary earned but unpaid that the Participant elected to defer), at the times provided in the applicable plan, program, or agreement governing the deferral;

(iii) any annual bonus awards earned by the Participant but not yet paid as of the Termination Date, on the regularly scheduled payment date; provided that for purposes of this clause (iii), in order to have earned any such award the Participant must have remained employed through the last day of the applicable performance period for such award;

(iv) (1) if a Change in Control occurs on or prior to the scheduled payment date for the annual bonus awards payable in respect of the fiscal year of the Company in which the Termination Date occurs, a lump sum cash payment equal to the product of (A) one-twelfth of the Average Annual Bonus, and (B) the number of months and parts thereof from the beginning of the fiscal year in which the Termination Date occurs through the Termination Date and (2) if a Change in Control has not occurred on or prior to the scheduled payment date for the annual bonus awards payable in respect of the fiscal year of the Company in which the Termination Date occurs, a lump sum cash payment equal to the product of (A) the annual bonus that would have been paid to the Participant in respect of the fiscal year in which the Termination Date occurs based on actual performance for such year measured against the applicable performance criteria for such year and (B) the number of months and parts thereof from the beginning of the fiscal year in which the Termination Date occurs through the Termination Date, in each of (1) and (2), payable at such time as NFP pays annual bonuses to continuing active employees in respect of the fiscal year in which the Termination Date occurs; and

(v) subject to the Participant’s satisfaction of the conditions set forth in Article 15.10 hereof, on the sixtieth (60th) day following the Termination Date, a lump sum cash severance payment equal to the product of the Participant’s Severance Factor times the sum of (1) the Participant’s Base Salary and (2) the Average Annual Bonus (the “Severance Payment”).

(b) Vesting of Equity Awards. Subject to the Participant’s satisfaction of the conditions set forth in Article 15.10 hereof, all outstanding stock options (if any) held by the Participant as of the Termination Date shall immediately vest and become exercisable and shall remain exercisable in accordance with their terms. All restricted shares, restricted stock units and other equity awards (if any) held by the Participant as of the Termination Date shall immediately vest and (if applicable) be settled on the Termination Date; provided, that, in the case of any such award that constitutes nonqualified deferred compensation subject to 409A, such award will be settled at the time set forth in the applicable plan or award agreement if required in order to avoid the imposition of a penalty under Section 409A of the Code;

(c) Benefits Continuation.

(i) Subject to the Participant’s satisfaction of the conditions set forth in Article 15.10 hereof, the Company shall maintain in full force and effect (or otherwise provide) with respect to the Participant (and, to the extent applicable, his or her dependents) Benefit Plans, upon the same terms and otherwise to the same extent as such Benefit Plans shall have been in effect immediately prior to the Termination Date (or, if more favorable to the Participant, immediately prior to the Change in Control), until the earlier of (1) the date that substantially similar type and level of benefits are received by or made available to the Participant by a subsequent employer and (2) the expiration of the Benefit Continuation Period; provided that the Participant’s continued participation is possible under applicable law and the general terms and provisions of such Benefit Plans. The Company and the Participant shall share the costs of the continuation of such Benefit Plans in the same proportion as such costs were shared immediately prior to the Termination Date (or, if more favorable to the Participant, immediately prior to the Change in Control). In the event that the Participant’s participation in any Benefit Plan is prohibited, the Company shall arrange to provide the Participant with benefits substantially similar to those which the Participant is entitled to receive under such Benefit Plan. If the Participant fails to comply with the condition in Article 15.10 by the sixtieth (60th) day, provision of the Benefit Plans to Participant will thereafter cease.

(ii) Subject to the Participant’s satisfaction of the conditions set forth in Article 15.10 hereof, the Company shall pay to the Participant monthly a cash payment equal to the Participant’s monthly COBRA premiums to continue medical coverage under the Company’s medical plans under which the Participant was covered immediately before the Termination Date until the earlier of (1) the date that Participant ceases to be eligible for COBRA or (2) the expiration of the Benefit Continuation Period; it being understood that the Participant shall not be required to use the monthly payments for such premiums. Any payment that otherwise would be made before the sixtieth (60th) day following the Termination Date, shall be paid on the sixtieth (60th) day.

6.2 Non-Qualifying Termination. If, during the Protected Period, the employment of a Participant shall terminate by reason of a Non-Qualifying Termination, then NFP shall pay to the Participant:

(a) a lump sum cash amount equal to the Accrued Obligations, within thirty (30) days following the Termination Date, or sooner if required by applicable law;

(b) any deferred compensation amounts (including without limitation any amounts of base salary earned but unpaid that the Participant elected to defer), at the times provided in the applicable plan, program, or agreement governing the deferral; and

(c) any annual bonus awards earned by the Participant but not yet paid as of the Termination Date, on the regularly scheduled payment date; provided that for purposes of this clause (c), in order to have earned any such award the Participant must have remained employed through the last day of the applicable performance period for such award.

6.3 Other Agreements. Except to the extent specifically provided in the Plan, the benefits described in Article 6 (other than the Severance Payment set forth in Article 6.1(a)(v)) shall be payable in addition to, and not in lieu of, all other accrued, vested or deferred compensation, rights or other benefits which may be owed to a Participant following termination or upon a Change in Control, including but not limited to amounts or benefits payable under any stock ownership plan, stock purchase plan, disability plan or similar or successor plan. In the event that applicable law mandates that the Company provide to the Participant benefits in the nature of severance, then the amounts of benefits provided hereunder shall be reduced, in a manner consistent with the requirements of Section 409A, to the extent applicable, by the amount of such legally mandated benefits.

Article 7. Certain Additional Payment Contingencies

7.1 (a) In the event it shall be determined by the Company’s independent auditors immediately prior to a Change in Control or, if such auditors are unable to perform the services, by an independent, nationally recognized accounting firm selected by the Company in its sole discretion immediately prior to a Change in Control (in either case, the “Accounting Firm”) that any payment or distribution by the Company to or for the benefit of the Participant, whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the amount of Payments payable to such Participant shall be reduced if (1) the net amount of such Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Payments) is greater than (2) the net amount of such Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Payments).

(b) The Accounting Firm shall make an initial determination as to whether a reduction in Payments is required under Article 7.1(a) above. If a reduction in Payments is required, the cash payments payable pursuant to Article 6.1 that do not constitute deferred compensation within the meaning of Section 409A of the Code shall first be reduced, all other payments payable pursuant to Article 6.1 that do not constitute deferred compensation within the meaning of Section 409A shall be next reduced, and all other payments payable pursuant to Article 6.1 that do constitute deferred compensation within the meaning of Section 409A shall thereafter be reduced (beginning with those payments last to be paid), to the extent necessary so that no portion of the Payments is subject to the Excise Tax imposed by Section 4999 of the Code.

(c) All determinations required under this Article 7 shall be made in writing by the Accounting Firm. Any reasonable determination of the Accounting Firm made in good faith shall be binding upon the Company and the applicable Participant. The Company and the Participant shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request to make a determination under this Article. For purposes of making the calculations required by this Article 7, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable good faith interpretations concerning the application of Code Sections 280G and 4999. The Accounting Firm shall provide detail supporting its determinations both to the Company and the applicable Participant within fifteen (15) business days of the Termination Date or such earlier time as is requested by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Participant, it shall, if requested by the Participant, furnish the Participant with an opinion that he/she has substantial authority not to report any Excise Tax on his/her federal, state, local income or other tax return. The fees and expenses of the Accounting Firm for its services in connection with the determinations contemplated by this Article 7 shall be borne by the Company.

(d) Each Participant shall be responsible for all taxes imposed on the Participant on account of payments and benefits under this Plan, including without limitation any excise taxes imposed under Section 4999 of the Code.

Article 8. Withholding Taxes

The Company may withhold from all payments due hereunder to a Participant (or his or her Beneficiary) all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

Article 9. NFP’s Payment Obligation; No Mitigation

9.1 Payment Obligations are Absolute.

(a) NFP’s obligation to a Participant to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Participant or anyone else, except to the extent so provided in Articles 6.1(c), Article 7 and 15.11, if applicable, or mandated by applicable law. All amounts payable by NFP hereunder shall be paid without notice or demand. Each and every payment made hereunder by NFP shall be final, and the Company shall not seek to recover all or any part of such payment from Participants or from whomsoever may be entitled thereto, except to the extent so provided in Article 5.1(e) or mandated by applicable law.

(b) Participants shall not be obligated to seek other employment or take other action by way of mitigation of the amounts payable or arrangements made under any provision of the Plan, and the obtaining of any such other employment shall in no event effect any reduction of NFP’s obligations to make the payments and arrangements required to be made under the Plan, except to the extent expressly provided in Article 6.1(c)(i).

9.2 Contractual Rights to Benefits. Subject to the provisions of Article 15.5 hereof, the Plan, together with the applicable Participant’s Participation Schedule, establishes and vests in each Participant a contractual right to the benefits to which he is entitled hereunder.

Article 10. Successors.

NFP will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under the Plan. Failure of NFP to obtain such an assumption agreement prior to the effective date of any such succession shall be a material breach of the Plan.

Article 11. Restrictive Covenants

(a) As a condition to participation in the Plan, a Participant shall agree to be bound by the following Restrictive Covenants, provided that (1) the Restrictive Covenant set forth in Article 11(a)(iii) below shall only apply in the event that the Participant’s employment terminates during the Protected Period by reason of a Qualifying Termination and (2) the Restrictive Covenants set forth in Article 11(a)(iv) and (v) below shall apply only in the event that the Participant’s employment either (A) terminates during the Protected Period by reason of a Qualifying Termination or (B) is terminated by the Company for Cause:

(i) except to the extent (1) expressly authorized in writing by NFP or (2) required by law or any legal process, the Participant shall not at any time during the Participant’s employment with the Company or following the Participant’s Termination Date disseminate, disclose or divulge to any person or to any firm, corporation, association or other business entity, Confidential Information of the Company;

(ii) the Participant shall not at any time during the Participant’s employment with the Company or following the Participant’s Termination Date make any derogatory, disparaging or critical negative statements, orally, written or otherwise, against the Company or any of the Company’s directors, officers and employees;

(iii) for six (6) months following the Participant’s Termination Date, the Participant shall not engage in or become employed in any capacity by, or become an officer, employee, director, agent, consultant, shareholder or partner of, or otherwise hold an interest (other than the ownership of less than 5% of the stock or other equity interests of a publicly traded firm or corporation) in, any firm, partnership, corporation or other entity that conducts a Competitive Business anywhere in the United States except to the extent that (1) the Participant does not render services to, or have any authority or responsibility relating to, the Competitive Business if such Competitive Business constitutes 50% or more of the revenues of such entity or (2) the Participant does not spend more than 30% of his or her time on or related to the Competitive Business;

(iv) for twelve (12) months following the Participant’s Termination Date, the Participant shall not directly or indirectly, on his or her own behalf or on behalf of any other person or entity, solicit or hire, attempt to solicit or hire, or assist any other person in soliciting or hiring any employee, agent or contractor of the Company or induce any employee, agent or contractor of the Company to terminate his or her or her employment or cease doing business with the Company for any reason whatsoever; and

(v) for twelve (12) months following the Participant’s Termination Date, the Participant shall not directly or indirectly, on his or her own behalf or on behalf of any other person or entity, (1) engage in any business transaction or relationship or perform any services in any material way competitive with the Company with or for a client or prospective client of the Company or (2) interfere with any business relationship between the Company and any client or prospective client of the Company or induce any client or prospective client to discontinue any business relationship with the Company or to refrain from entering into a business relationship or transaction with the Company.

(b) The Restrictive Covenants are in addition to any rights the Company may have in law or at equity or under any other agreement.

(c) As a condition to participation in the Plan, a Participant shall further agree that it is impossible to measure in money the damages which will accrue to the Company in the event the Participant breaches the Restrictive Covenants. Therefore, if the Company shall institute any action or proceeding to enforce the provisions hereof, the Participant shall agree to waive the claim or defense that the Company has an adequate remedy at law and the Participant shall agree not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company’s right to require the Participant to account for and pay over to the Company any profit obtained by the Participant as a result of any transaction constituting a breach of the Restrictive Covenants.

(d) The Participant’s agreement to be bound by the provisions of this Article 11 shall be effected by the Participant’s execution of his or her Participation Schedule.

Article 12. Arbitration of Disputes

(a) Any disagreement, dispute, controversy or claim arising out of or relating to the Plan or the interpretation or validity hereof shall be settled exclusively and finally by binding arbitration to be conducted in New York, New York. It is specifically understood and agreed that any disagreement, dispute or controversy which cannot be resolved between the parties, including without limitation any matter relating to the interpretation of the Plan, shall be submitted to arbitration irrespective of the magnitude thereof, the amount in controversy or whether such disagreement, dispute or controversy would otherwise be considered justifiable or ripe for resolution by a court or arbitral tribunal. Nothing in this Article 12(a) shall preclude the Company from seeking specific performance of the Restrictive Covenants set forth in Article 11 hereof in New York or such other jurisdiction as the Company may deem appropriate.

(b) The arbitration shall be conducted in accordance with the Arbitration Rules, except as otherwise provided below.

(c) The arbitral tribunal shall consist of one arbitrator. The parties to the arbitration jointly shall directly appoint such arbitrator within thirty (30) days of initiation of the arbitration.

If the parties shall fail to appoint such arbitrator as provided above, such arbitrator shall be appointed in accordance with the Arbitration Rules and shall be a person who (1) maintains his or her or her principal place of business within thirty (30) miles of New York, New York and (2) has had substantial experience in executive compensation issues in the context of mergers and acquisitions. NFP shall pay all of the fees, if any, and expenses of such arbitrator.

(d) At any oral hearing of evidence in connection with the arbitration, each party thereto or its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of any opposing party. No evidence of any witness shall be presented unless the opposing party or parties shall have the opportunity to cross-examine such witness, except as the parties to the dispute otherwise agree in writing.

(e) Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereto hereby waive to the extent permitted by law any rights to appeal or to seek review of such award by any court or tribunal. The parties hereto agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction.

(f) Nothing herein contained shall be deemed to give the arbitral tribunal any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of the Plan.

Article 13. Legal Fees, Insurance, and Indemnification

13.1 Legal Fees. If the Participant prevails on at least one material claim that forms part of a dispute with the Company regarding the validity or enforceability of, or liability under, any provision of the Plan (including as a result of any contest by the Participant about the amount of any payment pursuant to Article 6), the Company shall promptly reimburse the Participant for all reasonable attorneys’ fees and related expenses (“Legal Fees”) incurred by the Participant in connection with such dispute. In no event shall the payments by the Company under this Article 13.1 be made later than the end of the calendar year next following the calendar year in which such Legal Fees were incurred, provided that Participant shall have submitted an invoice for such Legal Fees at least 10 days before the end of the calendar year next following the calendar year in which such Legal Fees were incurred. The amount of such Legal Fees that the Company is obligated to pay in any given calendar year shall not affect the Legal Fees that the Company is obligated to pay in any other calendar year, and Participant’s right to have the Company pay such Legal Fees may not be liquidated or exchanged for any other benefit.

13.2 Directors’ and Officers’ Liability Insurance. The Company shall procure and during the Term, so long as it is not insolvent, shall maintain a directors’ and officers’ liability insurance policy for the Participants, at the same level of coverage afforded by the Company to then-current directors and executive officers.

13.3 Indemnification. NFP shall indemnify the Participant and hold the Participant harmless from and against any claim, loss or cause of action arising from or out of the

Participant’s performance as an officer, director or employee of the Company or in any other capacity, including any fiduciary capacity, in which the Participant serves at the request of the Company to the maximum extent permitted by applicable law and NFP’s Certificate of Incorporation and By-Laws (the “Governing Documents”); provided that in no event shall the protection afforded to the Participant under this Article 13.3 be less than that afforded under the Governing Documents as in effect immediately prior to the Change in Control or, if more favorable to the Participant, during the Protected Period.

Article 14. Trusts; Unfunded Status of Plan

14.1 Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan and Participants shall have no claim against the Company or its assets other than as unsecured general creditors. Notwithstanding the foregoing, the Company may establish a trust or purchase other property to assist it in meeting its obligations hereunder as set forth in Article 14.2 below; provided, however, that in no event shall any Participant have any interest in such trust or property other than as an unsecured general creditor.

14.2 Creation of Trusts. The Committee may, in its discretion, authorize the creation of one or more trusts (including sub-accounts under such trust(s)), and deposit therein amounts of cash, stock, or other property not exceeding the amount of the Company’s obligations with respect to the Plan, or make other arrangements to meet the Company’s obligations under the Plan, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan.

Article 15. Miscellaneous

15.1 Employment Status. Except as may be provided under any other agreement between a Participant and the Company, the employment of the Participant by the Company is “at will.” The Plan does not constitute a contract of employment or impose on the Company any obligation to retain the Participant as an employee, to change the status of the Participant’s employment, or to change the policies of the Company regarding termination of employment.

15.2 Beneficiaries.

(a) Except with regard to the equity awards that vest under Article 6.1(b) and the Benefit Plans that continue under Article 6.1(c)(i), each Participant may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any amounts owing to the Participant under the Plan. Participants may make or change such designations at any time; provided, that such designation must be in the form of a signed writing acceptable to the Committee and filed with the Company prior to the Participant’s death. If the Participant has not named a Beneficiary, then such amounts shall be paid to the Participant’s estate.

(b) The Plan shall inure to the benefit of and be enforceable by the Participant or the Beneficiary or the Participant’s estate. If a Participant dies while any amount would still be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to the Beneficiary or the Participant’s estate or, with respect to any stock options, restricted shares, restricted stock units and other equity awards and payments under any Benefit Plans, as provided in the applicable documents governing such arrangements.

15.3 Number. Except where otherwise indicated by the context, the plural shall include the singular, and the singular shall include the plural.

15.4 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of the Plan are not part of the provisions hereof and shall have no force and effect.

15.5 Modification. The Plan may be amended in any manner and from time to time or terminated at any time, each at the discretion of the Committee; provided that, except with regard to an amendment pursuant to Article 15.11:

(a) no such termination or amendment adverse to a Participant shall be effective with respect to such Participant prior to the date that is twelve (12) months from the date written notice of such amendment or termination is given to a Participant; and

(b) no termination or amendment otherwise effective within twelve (12) months before or eighteen (18) months after a Change in Control shall apply to any termination of employment of a Participant during such period.

15.6 Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of New York (without regard to the choice of law provisions thereof) shall be the controlling law in all matters relating to the Plan.

15.7 Headings. The headings in the Plan are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

15.8 Notice. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to NFP:

National Financial Partners Corp.

340 Madison Ave., 20th Floor

New York, New York 10173

Attention: General Counsel

If to a Participant, to the Participant’s

address as indicated on the Participant’s

Participation Schedule,

or to such other address as either party may have provided to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15.9 Joint and Several Obligations. If the Participant is employed during the Protected Period by one or more entities that form part of the Company, whether or not such Participant is also employed by NFP during the Protected Period, each such entity shall be jointly and severally liable together with NFP for the obligations of NFP to the Participant hereunder.

15.10 Release. The payments and benefits provided pursuant to Article 6 of the Plan are intended as liquidated damages for a termination of a Participant’s employment by the Company other than for Cause or by reason of death or Disability or by the Participant for Good Reason, and shall be the sole and exclusive remedy therefor. Payments or benefits to be provided to the Participant by the Company under Articles 6.1(a)(v), 6.1(b), and 6.1(c) hereof shall be paid to the Participant on the date specified in the respective Article, subject to the condition that the Participant has executed and delivered to NFP a release substantially in the form of Exhibit A hereto and that such release has become effective, enforceable and irrevocable in accordance with its terms.

15.11 Section 409A of the Code. The Plan is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code. Notwithstanding the foregoing but subject to the next sentence of this Article 15.11, in the event that the Plan or any benefit paid or due to any Participant hereunder is deemed by the Participant and the Company to be subject to Section 409A of the Code, the Company shall make reasonable efforts to adopt such conforming amendments as the Company deems necessary, in its sole discretion, to comply with Section 409A of the Code, without reducing the economic value of any benefit due to the Participant hereunder. Notwithstanding anything herein to the contrary the Company may postpone the date on which such Participant first becomes entitled to such benefit until the later of (1) the six (6) month anniversary of the Participant’s Termination Date and (2) the date on which such benefit would have been paid to the Participant in accordance with the Company’s ordinary policies and practices to the extent that the Company determines in good faith that such postponement is necessary to ensure that the payment of such benefit complies with Section 409A of the Code, provided that the Participant shall not be entitled to receive any additional amount to offset any reduction in the economic value of any benefit the payment of which is postponed in accordance with this Article 15.11 that results from such postponement.

Exhibit A

GENERAL RELEASE

THIS GENERAL RELEASE (“Release”) is entered into between National Financial Partners Corp., a Delaware corporation (“NFP”), and              (the “Participant”) as of the      day of                     ,             . NFP and the Participant agree as follows:

1. Employment Status. The Participant’s employment with NFP shall terminate effective as of            ,             .

2. Payment and Benefits. Upon the effectiveness of the terms set forth herein, NFP shall provide the Participant with the payments and benefits set forth in the applicable sections of the National Financial Partners Corp. 2012 Change in Control Severance Plan (as amended from time to time, the “Plan”).

3. Confidentiality of Release. The parties agree that the existence and terms of this Release are and shall remain confidential. The parties shall not disclose the fact of this Release or any of its terms or provisions to any person without the prior, written consent of the other party hereto; provided, however, that nothing in this Paragraph 3 shall prohibit disclosure of such information to the extent required by law, nor prohibit disclosure of such information by the Participant to any legal or financial consultant, all of whom shall first agree to be bound by the confidentiality provisions of this Paragraph 3, nor prohibit disclosure of such information within NFP in the ordinary course of its business to those persons with a need to know, as reasonably determined by NFP, or by NFP to any legal or financial consultant.

4. No Liability. This Release does not constitute an admission by NFP, or any of its subsidiaries, affiliates, divisions, trustees, officers, directors, partners, agents, or employees, or by the Participant, of any unlawful acts or of any violation of federal, state or local laws.

5. Release. In consideration of the payments and benefits set forth in the Plan, the Participant for himself or herself and his or her heirs, administrators, representatives, executors, successors and assigns (collectively, “Participant Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge NFP and its subsidiaries, affiliates, divisions, successors, assigns, trustees, officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “NFP Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age (including the Age Discrimination in Employment Act of 1967), national origin, religion, disability, or any other unlawful criterion or circumstance, which Participant Releasors had, now have, or may have or claim to have in the future against each or any of the NFP Releasees by reason of any matter, cause or thing occurring, done or omitted to be done from the beginning of the world until the date of the execution of this Release relating to the Participant’s employment with NFP and its subsidiaries and affiliates; provided, however, that nothing herein shall release NFP from its continuing obligations under the Plan, this Release or under any plans or programs of NFP or impair the right or ability of Participant to enforce such obligations, and that this Release shall not apply to any rights the Participant may have to obtain contribution in the event of the entry of judgment against her as a result of any act or failure to act for which both the Participant and NFP are jointly responsible.

6. Bar. The Participant acknowledges and agrees that if he or she should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the NFP Releasees with respect to any cause, matter or thing which is the subject of the release under Paragraph 5 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable NFP Releasee may recover from the Participant all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.

7. Restrictive Covenants. The Participant acknowledges that the provisions of Article 11 of the Plan shall continue to apply pursuant to their terms.

8. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of New York, without regard to the choice of law provisions thereof.

9. Acknowledgment. The parties hereto have read this Release, understand it, and voluntarily accept its terms, and the Participant acknowledges that he or she has been advised by NFP to seek the advice of legal counsel before entering into this Release, and has been provided with a period of twenty-one (21) days in which to consider entering into this Release.

10. Revocation. The Participant has a period of seven (7) days following the execution of this Release during which the Participant may revoke this Release, and this Release shall not become effective or enforceable until such revocation period has expired.

11. Counterparts. This Release may be executed by the parties hereto in counterparts, which taken together shall be deemed one original.

IN WITNESS WHEREOF, the parties have executed this Release on the date first set forth above.

[Participant]

NATIONAL FINANCIAL PARTNERS CORP.

By:
Title:

Exhibit B

PARTICIPATION SCHEDULE

[Date]

[Name and

Address of Executive]

We are offering you the opportunity to become a Participant in the National Financial Partners Corp. 2012 Change in Control Severance Plan. All defined terms used herein shall have the meaning ascribed to them in the Plan.

As a condition to your participation in the Plan, you must execute this Participation Schedule evidencing your agreement to be bound by all the terms of the Plan, including, without limitation, the provisions of Article 11 thereof.

Except as may be provided under any other agreement between you and the Company, your employment by the Company is “at will.” The Plan does not constitute a contract of employment or impose on the Company any obligation to retain you as an employee, to change the status of your employment, or to change the policies of the Company regarding termination of employment.

For purposes of the Plan, your participation shall be determined based upon the following:

(a) Severance Factor:             1

(b) Benefit Continuation Period:             2

[(c) Additional events that constitute termination of employment for Good Reason:]3

[1]	The Severance Factor is to be expressed in full years and parts thereof.
[2]	The Benefit Continuation Period is to be expressed in full months.
[3]	Include bracketed language only if applicable.

Executed as of this      day of             , 20    .

[Participant]

NATIONAL FINANCIAL PARTNERS CORP.[4]

By:
Title:

[4]	If the Participant is employed by an entity other than NFP, add a signature for that entity as well.